Exhibit 99.1

FTI Consulting, Inc. Announces Completion of Redemption of

7  3/4% Senior Notes due 2016

West Palm Beach, FL, December 27, 2012 — FTI Consulting, Inc. (NYSE: FCN) (the “Company”), the global business advisory firm dedicated to helping organizations protect and enhance their enterprise value, today announced that it has completed the redemption of $86,688,000 aggregate principal amount of its 7  3/4% Senior Notes due 2016 (CUSIP No. 302941 AG4) (the “2016 Notes”), that remained outstanding after consummation of the Company’s previously announced offer to purchase (“Tender Offer”) relating to the 2016 Notes, which expired at 9:00 a.m., New York City time, on December 11, 2012 (the “Expiration Time”). The redemption price was 102.583% of the principal amount plus accrued and unpaid interest. The Company used the proceeds of its recently completed private offering of 6.0% Senior Notes due 2022, plus cash on hand, to fund the redemption.

As announced on November 28, 2012, the Company will recognize a pre-tax charge against 2012 fourth-quarter earnings, reflecting the estimated loss on early extinguishment of debt related to the Tender Offer and the subsequent redemption of all 2016 Notes that remained outstanding following the Expiration Time (the “Estimated Charge”). The Company has updated its Estimated Charge to be approximately $4.5 million, which will reduce fully diluted earnings per share by $0.07, after giving effect to the redemption of all outstanding 2016 Notes.

About FTI Consulting

FTI Consulting, Inc. is a global business advisory firm dedicated to helping organizations protect and enhance enterprise value in an increasingly complex legal, regulatory and economic environment. With more than 3,800 employees located in 24 countries, FTI Consulting professionals work closely with clients to anticipate, illuminate and overcome complex business challenges in areas such as investigations, litigation, mergers and acquisitions, regulatory issues, reputation management, strategic communications and restructuring. The Company generated $1.57 billion in revenues during fiscal year 2011. More information can be found at www.fticonsulting.com.

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